SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
September 16, 2005
United Bankshares, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 United Center
500 Virginia Street, East
Charleston, West Virginia 25301
(Address of Principal Executive Offices)
(304) 424-8800
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement
     On September 16, 2005, United Bankshares, Inc. (“United”) announced the retirement of J. Paul McNamara from his position as Vice Chairman (of the Board) for United Bank (VA), a wholly-owned subsidiary of United. The effective date of Mr. McNamara’s retirement is October 31, 2005.
     As previously disclosed in United’s proxy statement for its 2004 annual meeting of shareholders. Mr. McNamara entered into a three year Employment Agreement with United, effective October 11, 2003 (“Employment Agreement”). Under the terms of the Employment Agreement, Mr. McNamara served as Vice Chairman of United Bank (VA) and a member of United’s Board of Directors. Mr. McNamara received an annual base salary of $250,000 and participated in United’s incentive bonus, retirement, and health and welfare benefit programs and received certain perquisites, including use of an automobile and paid country club memberships. By mutual agreement, United and Mr. McNamara will terminate the Employment Agreement on October 31, 2005. Upon termination of the Employment Agreement, Mr. McNamara will be fully vested in the normal retirement benefit provided for under the salary continuation agreement assumed by United, and United will continue his participation in health and welfare benefits, or provide similar coverage, for a period of 36 months.
     Mr. McNamara will also continue to serve as a member of the boards of directors for both United and United Bank (VA). Attached as Exhibit 99.1 is a copy of the press release relating to the announcement, which is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
             (c)       Exhibits.

10.1	Employment Agreement, dated April 4, 2003, between J. Paul McNamara and United. (Incorporated by reference to Exhibit 10.3 of Part II of United’s Form S-4 Registration Statement filed July 9, 2003 in connection with the merger of Sequoia Bancshares, Inc.)

99.1	Press Release, dated September 16, 2005, issued by United Bankshares, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.
Date:	September 21, 2005	By:	/s/ Steven E. Wilson
Steven E. Wilson, Executive Vice President,
Treasurer, Secretary and Chief Financial Officer